Exhibit 107.1

CALCULATION OF FILING FEE

Form S-8

(Form type)

Ventas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.25 per share	Other(2)	17,200,327	(3)	47.26	(2)	812,887,454.02	.0000927	75,354.67	(4)
	Total Offering Amounts						812,887,454.02		75,354.67
	Total Fee Offsets								$0
	Net Fee Due								75,354.67

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional securities that may become issuable under the Ventas, Inc. 2022 Incentive Plan (the “Plan”) by Ventas, Inc., a Delaware corporation (the “Registrant”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on September 16, 2022, a date that is within five business days prior to the date of the filing of this Registration Statement.
(3)	Includes (a) 10,000,000 shares of common stock, par value $0.25 per share (“Common Stock”), that are reserved for issuance under the Ventas, Inc. 2022 Incentive Plan (the “Plan”), plus (b) 1,400,246 shares of Common Stock available for grant under the Ventas, Inc. 2012 Incentive Plan (the “2012 Plan”), which, if available for grant as of October 1, 2022, will be reserved for issuance under the Plan, plus (c) 5,800,081 shares of Common Stock subject to awards granted under the 2012 Plan which, if they expire, or for any reason are forfeited, cancelled or terminated, after October 1, 2022 either without such shares being issued or with such shares being forfeited, will be reserved for issuance under the Plan.
(4)	Rounded up to the nearest penny.